<PAGE 1>

                                                              EXHIBIT 10.10

                           EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT, dated as of January 17, 1996, by and between TELETRAC, INC., a Delaware corporation (the "Company"), and STEVEN
D. SCHEIWE (the "Employee").

                           W I T N E S S E T H:

          WHEREAS the Company desires to induce the Employee to enter into employment with the Company for the period provided in this Agreement, and the Employee is willing to accept such employment with the Company on a full-time basis, all in accordance with the terms and conditions set forth below;

          NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:
                    1. Employment. (a) The Company hereby employs the Employee, and the Employee hereby accepts such employment with the Company, for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

          (b) The Employee affirms and represents that he is under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Employee's acceptance of employment hereunder with the Company, the employment of the Employee by the Company, or the Employee's undertakings under this Agree-ment.

          2. Term of Employment. Unless earlier terminated as hereinafter provided, the term of the Employee's employment under this Agreement shall initially be for a period beginning on the date hereof and ending on December 31, 1998. Thereafter, this Agreement will continue in full force and effect from year to year unless terminated by either the Employee or the Company by written notice given to the other not later than October 31 of the year of such termination. The period from the date hereof until the date the Employee's employment hereunder is terminated (whether on December 31, 1998 or earlier or later as provided herein) is hereinafter called the "Employment Term."

          3. Duties. The Employee shall be employed as the General Counsel and Secretary of the Company, shall faithfully and competently perform such duties as are specified in the Bylaws of the Company and shall also perform and discharge such other executive employment duties and responsibilities consistent with his position as General Counsel and Secretary as the Board of
<PAGE 2>

Directors of the Company may from time to time reasonably prescribe. The Employee shall perform his duties at such places and times as the Board of Directors of the Company may reasonably prescribe; provided, however, that if
                                                  ________  _______
compliance with this requirement would require the Employee to relocate more than 40 miles from his current home in Kansas City, Missouri, the Employee will only be required to relocate on such terms and to such location as is mutually acceptable to the Employee and the Company. Except as may otherwise be approved in advance by the Board of Directors of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, personal affairs or non-profit public service activities, the Employee shall devote his full time during normal business hours throughout the Employment Term to the services required of him hereunder. The Employee shall render his business services exclusively to the Company during the Employment Term and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position.

          4. Salary, Bonus and Stock Option. (a) Salary. As compensa-tion for the performance by the Employee of the services to be performed by the Employee hereunder during the Employment Term, the Company shall pay the Employee a base salary at the annual rate of one hundred fourteen thousand two hundred dollars ($114,200) (said amount, together with any increases thereto as provided in this Section 4(a), being hereinafter referred to as "Salary"). Any Salary payable hereunder shall be paid in regular intervals (but in no event less frequently than monthly) in accordance with the Company's payroll practices from time to time in effect. The Salary payable to the Employee pursuant to this Section 4(a) may be increased as determined from time to time by the Board of Directors of the Company in its sole discretion.

          (b) Bonus. The Employee shall be eligible to receive bonus compensation from the Company in respect of each fiscal year (or portion thereof) occurring during the Employment Term in an amount up to 20% of his then current Salary, to be determined by the Board of Directors of the Company.

          Any bonus payable hereunder shall be paid as promptly as practi-cable as determined by the Board of Directors in its sole discretion.

          (c) Withholding, Etc. The payment of any Salary and bonus hereunder shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company's employee benefit plans.

<PAGE 3>

          (d) Stock Option. (i) Simultaneously with the "Subsequent Closing" (as such term is defined in the Stock Purchase Agreement, dated as November 14, 1995, by and among the Company and the Investors named therein, including the Employee (the "Stock Purchase Agreement")) that occurs concurrently with the closing under the Asset Purchase Agreement, dated as of November 14, 1995, between the Company and AirTouch Services (the "Asset Purchase Agreement"), the Company shall grant to the Employee a stock option, intended (to the maximum extent permissible) to qualify as an "incentive stock option" within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended, and otherwise to be treated as a "non-qualified stock option," to purchase a number of shares of Common Stock, $.01 par value, of the Company ("Common Stock"), subject to adjust-ment as provided therein, constituting 1.48% of the outstanding shares of Common Stock on a fully-diluted basis (determined on the basis of the aggregate number of shares of Common Stock then issued pursuant to the Stock Purchase Agreement and including the shares of Common Stock issuable pursuant to all options granted under the Plan). The terms and conditions of such option shall be as provided in the Teletrac, Inc. Stock Option Plan, in substantially the form attached as Exhibit A to the Stockholders Agreement dated as of the date hereof among the Company and the other parties thereto, including the Employee (the "Plan"), and as set forth in a definitive option agreement or agreements between the Company and the Employee.

          (ii) Simultaneously with each Subsequent Closing under the Stock Purchase Agreement occurring thereafter, the Company shall grant to the Employee a stock option to purchase a number of shares of Common Stock, subject to adjustment as provided therein, such that the Employee's percentage holdings of Common Stock on a fully-diluted basis (determined as provided above) shall remain constant. The terms and conditions of each such option shall be as provided in the Plan and as set forth in a defini-tive option agreement or agreements between the Company and the Employee, and shall be identical to the terms and conditions of the options granted pursuant to subparagraph (i) above; PROVIDED, that the Company shall be required to grant options intended to qualify as "incentive stock options" only to the extent permissible under the applicable provisions of the Internal Revenue Code of 1986, as amended.

          5. Other Benefits. During the Employment Term, the Employee shall:

          (i) be eligible to participate in employee fringe benefits and pension and/or profit sharing plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;
<PAGE 4>

          (ii) be eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

          (iii)  be entitled to four weeks' annual paid vacation;

          (iv) be entitled to sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable to senior executive employees from time to time; and

          (v) be entitled to reimbursement for all reasonable and neces-sary out-of-pocket business expenses incurred by the Employee in the performance of his duties hereunder in accordance with the Company's policies applicable thereto.

          6. Confidential Information. The Employee hereby covenants, agrees and acknowledges as follows:

          (a) The Employee has and will have access to and will partici-pate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company, its subsidiaries and affiliates (collectively, the "Companies"), including but not limited to (i) business plans, operat-ing plans, marketing plans, financial reports, operating data, bud-gets, wage and salary rates, pricing strategies and information, terms of agreements with suppliers or customers and others, customer lists, patents, devices, software programs, reports, correspondence, tangible property and specifications owned by or used in the businesses of one or more of the Companies, (ii) information pertaining to future developments such as, but not limited to, research and development, future marketing, distribution, delivery or merchandising plans or ideas, and potential new business locations, and (iii) other tangible and intangible property, which are used in the business and operations of the Companies but not made publicly available. The information and trade secrets relating to the business of the Companies described hereinabove in this paragraph (a) are hereinafter referred to collec-tively as the "Confidential Information", provided that the term Confidential Information shall not include any information (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Employee) or (y) that the Employee receives on a nonconfidential basis from a source (other than the Company, its affiliates or representatives) that is not known by him to be bound by an obligation of secrecy or confidentiality to the Companies or any of them.

<PAGE 5>

          (b) The Employee hereby assigns to the Company, in consideration of his employment, all Confidential Information developed by or otherwise in the possession of the Employee at any time during the Employment Term, whether or not made or conceived during working hours, alone or with others, which relates, directly or indirectly, to businesses or proposed businesses of any of the Companies, and the Employee agrees that all such Confidential Information shall be the exclusive property of the Companies. Upon request of the Board of Directors of the Company, the Employee shall execute and deliver to the Companies any specific assignments or other documents appropriate to vest title in such Confidential Information in the Companies or to obtain for the Companies legal protection for such Confidential Information.

          (c) The Employee shall not disclose, use or make known for his or another's benefit any Confidential Information or use such Confi-dential Information in any way except in the best interests of the Companies in the performance of the Employee's duties under this Agreement. The Employee may disclose Confidential Information when required by applicable law or judicial process, but only after notice to the Company of the Employee's intention to do so and opportunity for the Company to challenge or limit the scope of the disclosure.

          (d) The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Sec-tion 6 would be inadequate and, therefore, agrees that the Companies shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; PROVIDED,
     HOWEVER, that nothing contained herein shall be construed as prohibit-ing the Companies from pursuing any other rights and remedies available for any such breach or threatened breach.

          (e) The Employee agrees that upon termination of his employment by the Company for any reason, the Employee shall forthwith return to the Company all Confidential Information, documents, correspondence, notebooks, reports, computer programs and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to the business of the Companies in any way developed or obtained by the Employee during the period of his employ-ment with the Company.

          (f) The obligations of the Employee under this Section 6 shall, except as otherwise provided herein, survive the termination of the Employment Term and the expiration or termination of this Agreement and shall terminate three years after the termination of the Employ-ment Term.
<PAGE 6>

          (g) Without limiting the generality of Section 10 hereof, the Employee hereby expressly agrees that the foregoing provisions of this
     Section 6 shall be binding upon the Employee's heirs, successors and legal representatives.

          7. Termination. (a) The Employee's employment hereunder shall be terminated upon the occurrence of any of the following:

          (i)  death of the Employee;

         (ii) termination of the Employee's employment hereunder by the Employee at any time for "good reason" (as defined below);

         (iii) termination of the Employee's employment hereunder by the Employee at any time for any reason whatsoever (including, without limitation, resignation or retirement), other than "good reason" as contemplated by clause (ii) above;

        (iv) termination of the Employee's employment hereunder by the Company because of the Employee's inability to perform his duties on account of disability or incapacity for a period of one hundred eighty
     (180) or more days, whether or not consecutive, within any period of twelve (12) consecutive months;

         (v) termination of the Employee's employment hereunder by the Company at any time "for cause" (as defined below), such termination to take effect immediately upon written notice from the Company to the Employee; and

          (vi) termination of the Employee's employment hereunder by the Company at any time, other than (x) termination by reason of disabili-ty or incapacity as contemplated by clause (iv) above or (y) termina-tion by the Company "for cause" as contemplated by clause (v) above.

          (b) In the event that the Employee's employment is terminated pursuant to clause (i), (ii), (iv) or (vi) of Section 7(a) above, the Company shall pay to the Employee, as severance pay or liquidated damages or both, during the twelve-month period immediately following such termina-tion, the amount of Salary that the Employee would have otherwise been entitled to receive during such twelve-month period had the Employee's employment not been so terminated; PROVIDED, HOWEVER, that no such payment shall be due in the event such termination occurs as a result of a notice of termination given by the Company or by the Employee in connection with a failure to renew this Agreement as provided in Section 2.

<PAGE 7>

          (c) Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth in Section 7(b) above, the Company (and its affiliates) shall not be obligated to make any payments to the Employee or on his behalf of whatever kind or nature by reason of the Employee's cessation of employment (includ-ing, without limitation, by reason of termination of the Employee's employment by the Company for "cause"), other than (i) such amounts, if any, of his Salary as shall have accrued and bonus as shall have been determined to be due by the Board of Directors and, in each case, remained unpaid as of the date of said cessation and (ii) such other amounts, if any, which may be then otherwise payable to the Employee from the Company's benefits plans or reimbursement policies. The termination of this Agree-ment shall not relieve the Employee of any liability for any willful breach hereof.

          (d) No interest shall accrue on or be paid with respect to any portion of any payments hereunder.

          (e) For purposes of this Agreement, the following definitions shall apply:

          (i) The term "good reason" shall mean only the following: (1) material default by the Company in the performance of its obligations hereunder, (2) material diminishment of the duties, position or responsibilities of the Employee hereunder (provided that, in either such case, the Employee shall have provided the Board of Directors of the Company with written notice of such default or other event and a reasonable opportunity to discuss the matter with the Employee, followed by a notice that the Employee adheres to his position and a reasonable opportunity to cure), or (3) a "Change of Control" of the Company (as defined below);

          (ii) The term "cause" shall mean only the following: (1) con-viction of the Employee of having committed a felony, (2) acts of dishonesty or moral turpitude by the Employee that are materially detrimental to the Company and/or its affiliates, (3) acts or omis-sions by the Employee that the Employee knew were likely to materially damage the business of the Company and/or any affiliate of the Company whose business, operations, assets or properties are material to the Company, (4) gross negligence by the Employee in the performance of, or willful disregard by the Employee of, his obligations hereunder, or willful and material breach by the Employee of the terms hereof or
     (5) failure by the Employee to obey the reasonable and lawful orders of the Board of Directors that are consistent with the provisions of this Agreement (provided that, in the event such failure shall not also constitute "cause" under any of clauses (1) through (4) above, the Employee shall have received written notice of such failure and a reasonable opportunity to discuss the matter with the Board of Direc-tors, followed by a notice that the Board of Directors adheres to its position and a reasonable opportunity to comply with such orders). It is understood
<PAGE 8>

     and agreed that the performance of the Company, whether financial, operational or otherwise, shall not (in the absence of "cause" as provided in clauses (1) through (5) above) constitute "cause."

          (iii) "Change of Control" shall mean the acquisition of (a) beneficial ownership of more than 50% of the voting equity securities of the Company or any successor to the Company (by merger or other-wise) or (b) all or substantially all the assets of the Company, by any person or entity (including, without limitation, any group within the meaning of Section 13(d)(3) of the Securities Exchange Act, as amended) other than the "Investors," as such term is defined in the Stock Purchase Agreement dated as of November 14, 1995, among the Company and the Investors, or their respective affiliates.

<PAGE 9>

          8.  Non-Assignability.  (a)   Neither this Agreement nor any
right
or interest hereunder shall be assignable by the Employee or his beneficia-ries or legal representatives without the Company's prior written consent; PROVIDED, HOWEVER, that nothing in this Section 8(a) shall preclude the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity.

          (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

          9. Competition, etc. (a) During the Employment Term and during the two-year period following the end of the Employment Term for any reason whatsoever, provided that payments, if any, required pursuant to Section 7(b) hereof are made in full and in a timely fashion:

          (i) the Employee will not directly or indirectly (as a director, officer, employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which engages in competition with the Company or any of its affiliates in any State where any business shall be carried on (or formally contemplated to be carried on) by the Company or any of its affiliates during the Employment Term or as of the end of the Employment Term, as the case may be, PROVIDED, HOWEVER, that the provisions of this Section 9(a)(i) shall not be deemed to prohib-
          it (A) the Employee's ownership of not more than five percent (5%) of the total shares of all classes of stock outstanding of any publicly held company, or ownership, whether through direct or indirect stock holdings or otherwise, of one percent (1%) or more of any other business or (B) non-profit public service activities, as contemplated by Section 3 hereof; and

         (ii) the Employee will not directly or indirectly induce or attempt to induce any employee of the Company or any affiliate of the Company to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company or any such affiliate and any employee thereof.

<PAGE 10>

          (b) For purposes of this Section 9, a person or entity (includ-ing, without limitation, the Employee) shall be deemed to be a competitor of the Company or any of its affiliates, or a person or entity (including, without limitation, the Employee) shall be deemed to be engaging in competition with the Company or any of its affiliates, if such person or entity in any way conducts, operates, carries out or engages in (i) the business of vehicle location and fleet management services or related services and supplies, or (ii) such other business or businesses as the Company may conduct in the future in such geographical area or areas as such business or businesses are conducted.

          (c) For purposes of this Section 9, no company or entity that may be deemed to be an affiliate of the Company solely by reason of its being controlled by, or under common control with, any of the Investors or their respective affiliates other than the Company, will be deemed to be an affiliate of the Company.

          (d) In connection with the foregoing provisions of this Sec-tion 9, the Employee represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood. The Employee further agrees that the limitations set forth in this Section 9 (including, without limitation, time and territori-al limitations) are reasonable and properly required for the adequate protection of the businesses of the Company and its affiliates. It is understood and agreed that the covenants made by the Employee in this
Section 9 (and in Section 6 hereof) shall survive the expiration or termination of this Agreement, except as otherwise expressly provided herein.

          (e) The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 9 would be inadequate and, therefore, agrees that the Company and any of its affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; PROVIDED, HOWEVER, that nothing contained herein shall be construed as prohibiting the Company or any of its affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

          10. Binding Effect. Without limiting or diminishing the effect of
Section 8 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

<PAGE 11>

          11. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to the Company, at the Company's principal place of business, and if to the Employee, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

          12. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

          13. Severability. The Employee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of
Section 6 or 9 hereof is void or constitutes an unreasonable restriction against the Employee, the provisions of such Section 6 or 9 shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 6 or 9 is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

          14. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

          15. Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

          16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
<PAGE 12>

          IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Agreement as of the day and year first above written.


                              TELETRAC, INC.



                              By /s/James A. Queen
                                ________________________________
                                Name: James A. Queen
                                Title: Chief Executive Officer



                               /s/Steven D. Scheiwe
                              __________________________________
                                        Steven D. Scheiwe

<PAGE 1>

                              TELETRAC, INC.
                             2323 GRAND STREET
                                SUITE 1100
                        KANSAS CITY, MISSOURI 64108



                             December 5, 1997



Steven D. Scheiwe, Esq.
2323 Grand Street
Suite 1100
Kansas City, Missouri  64108

     Re:  Teletrac, Inc.
          ______________

Dear Mr. Scheiwe:

          Reference is made to that certain employment agreement dated as of January 17, 1996 (the "Employment Agreement") between you and Teletrac, Inc. (the "Company") regarding the terms of your employment with the Company. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Employment Agreement.

          This will confirm our understanding that the Employment Agreement is hereby amended as follows:

          17. Section 2 is hereby deleted and the following is inserted in its place:

          "2. Term of Employment. Unless earlier terminated as hereinaf-ter provided, the term of the Employee's employment under this Agreement shall initially be for a period beginning on the date hereof and ending on December 31, 1998. The period from the date hereof until the date the Employee's employment hereunder is terminated (whether on December 31, 1998 or earlier or later as provided herein) is hereinafter called the "Employ-ment Term.""

          18. Section 3 is hereby deleted and the following is inserted in its place:

<PAGE 2>

          "3. Duties. The Employee shall be employed as the General Counsel and Secretary of the Company, shall faithfully and competently perform such duties as are specified in the Bylaws of the Company and shall also perform and discharge such other executive employment duties and responsibilities consistent with his position as General Counsel and Secretary as the Board of Directors of the Company, the Senior Team or (when an individual is retained by the Company to occupy such position) the Chief Executive Officer or Chief Operating Officer of the Company may from time to time reasonably prescribe. The Employee shall perform his duties at such places and times as the Board of Directors of the Company may reasonably pre-scribe; PROVIDED, HOWEVER, that if compliance with this requirement would require the Employee to relocate more than 40 miles from his current home in Kansas City, Missouri, the Employee will only be required to relocate on such terms and to such location as is mutually acceptable to the Employee and the Company. Except as may otherwise be approved in advance by the Board of Directors of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, personal affairs or non-profit public service activities, the Employee shall devote his full time during normal business hours throughout the Employment Term to the services required of him hereunder. The Employee shall render his business services exclusively to the Company during the Employment Term and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position."

          19. Section 4(a) is hereby deleted and the following is inserted in its place:

          "(a) Salary. As compensation for the performance by the Employee of the services to be performed by the Employee hereunder during the Employment Term, the Company shall pay the Employee a base salary at the annual rate of one hundred twenty five thousand one hundred and twenty eight dollars ($125,128) (said amount, together with any increases thereto as provided in this Section 4(a), being hereinafter referred to as "Sala-ry"). Any Salary payable hereunder shall be paid in regular intervals (but in no event less frequently than monthly) in accordance with the Company's payroll practices from time to time in effect. The Salary payable to the Employee pursuant to this Section 4(a) may be increased as determined from time to time by the Board of Directors of the Company in its sole discre-tion."

          20. Section 4(b) is hereby deleted and the following is inserted in its place:

<PAGE 3>

          "(b) Bonus. (i) The Employee shall be eligible to receive bonus compensation from the Company in respect of each fiscal year (or portion thereof) occurring during the Employment Term in an amount up to 20% of his then current Salary, to be determined by the Board of Directors of the Company.

          (ii) In the event the Employee is still employed by the Company on December 31, 1999, the Employee shall receive bonus compensation from the Company in respect of fiscal year 1999 of 100% of his then current Salary.

          Any bonus payable hereunder shall be paid as promptly as practi-cable as determined by the Board of Directors in its sole discretion."

          21. Except as expressly provided in this Amendment, nothing herein shall affect or be deemed to affect any provisions of the Employment Agreement, and except only to the extent that they may be varied hereby, all of the terms of the Employment Agreement shall remain unchanged and in full force and effect and are hereby ratified and confirmed.

<PAGE 4>

          If the foregoing correctly sets forth our understanding concern-ing this matter, please sign below and return to us an executed copy of this letter, whereupon this letter shall become a binding agreement between us.


                              Very truly yours,

                              TELETRAC, INC.


                              By /s/Alan B. Howe
                                _______________________________
                              Name: Alan B. Howe
                              Title: Vice President of Finance and
                                     Corporate Development

Accepted and agreed to
as of the date first
above written:


/s/Steven D. Scheiwe
______________________________
     Steven D. Scheiwe